For further information contact:
John W. Bordelon, Chairman of the Board and CEO
(337) 237-1960

Release Date:	October 19, 2026
For Immediate Release

HOME BANCORP, INC. ANNOUNCES CEO RETIREMENT AND LEADERSHIP TRANSITION

John W. Bordelon to retire as Chief Executive Officer effective January 8, 2027;
Darren E. Guidry to assume Chief Executive Officer role

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), today announced that Mr. John W. Bordelon will retire as Chief Executive Officer (“CEO”) of the Company and the Bank, effective January 8, 2027. Mr. Bordelon’s retirement marks the culmination of more than 45 years of distinguished service and leadership to the Company and the Bank. Following his retirement as CEO, he will continue to serve as Chairman and as a member of the boards of directors of the Company and the Bank, supporting continuity during the leadership transition and thereafter.

“On behalf of the Board, we extend our sincere appreciation to John for his extraordinary leadership, dedication, and lasting contributions over more than four decades of service,” said Chris Rader, Chairman of Nominating and Governance Committee. “John has helped guide the Company and the Bank through significant growth and change, and we are grateful that he will continue to provide leadership and continuity as Chairman. We are also confident that Darren’s experience, institutional knowledge, and strategic focus position him well to lead the organization into its next chapter.”

Effective upon Mr. Bordelon’s retirement, Mr. Darren E. Guidry will assume the role as CEO and continue as the President of the Company and the Bank. Mr. Guidry has served as President for the Company and the Bank since July 1, 2026. Since joining the organization in 1993, he has contributed to a balanced approach to growth and risk management, advanced the Company’s strategic priorities, and reinforced its commitment to long-term shareholder value.

“I am deeply honored to be appointed President and Chief Executive Officer of the Company and the Bank,” said Mr. Guidry. “This is an exciting time for our organization, and I look forward to working with our Board, leadership team, and associates to build on our strong foundation, advance our strategic priorities, and continue delivering long-term value for our customers, communities, employees, and shareholders. I am grateful to John for his outstanding leadership and for the lasting impact he has made on our organization.”

“Serving as Chief Executive Officer and formerly President has been one of the great privileges of my career,” said Mr. Bordelon. “I am proud of all that our team has accomplished and confident that, under Darren’s leadership, the Company and the Bank are well positioned for continued success. I look forward to supporting a smooth transition and watching the organization continue to thrive in the years ahead.”

About Home Bancorp

Home Bancorp is a Louisiana corporation that became the holding company for Home Bank N.A. in October 2008 upon Home Bank’s mutual to stock conversion. Home Bank is a federally chartered, community-oriented bank which was originally organized in 1908 and is headquartered in Lafayette, Louisiana. Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish and is headquartered in Lafayette, Louisiana. We have expanded to serve markets in South Louisiana, Natchez, Mississippi, and the Greater Houston area.

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